EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-118672, Form S-8 No. 333-118674, Form S-8 No. 333-118703, Form S-3 No. 333-119473 and S-3 No. 333-122379) pertaining to the 401(k) Plan, Employee Stock Purchase Plan of 1998, the 2004 Equity Incentive Plan and two separate offerings of securities, respectively, of ACT Teleconferencing, Inc. of our report dated March 9, 2003, with respect to the 2002 consolidated financial statements and schedules of ACT Teleconferencing, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Denver, Colorado

April 13, 2005